Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contact:                                              Brian Faith

(847) 402-5600

Allstate Announces New Leadership Structure to Enhance

Customer-Focused Strategy

NORTHBROOK, Ill., December 17, 2014 – The Allstate Corporation (NYSE: ALL) today announced organizational and leadership changes to align with its customer-focused strategy, improve operational effectiveness and leverage management talent.

“These changes will help us build the next-generation corporation which delivers strong business results as a purpose-driven organization that improves the lives of people and communities,” said Thomas J. Wilson, chairman, president and chief executive officer of The Allstate Corporation. “We will better serve customers, accelerate innovation and continue to set the pace of change for the competition.”

The following changes are effective January 5, 2015:

Matt Winter Named Allstate President

Matt Winter is being promoted to president of The Allstate Corporation and chief executive officer of Allstate Life Insurance Company, from his current role as president, Allstate Personal Lines. Winter retains responsibility for the Allstate branded property-casualty business and will integrate Allstate’s life insurance operations into Allstate Personal Lines. He will continue to report to Wilson, who remains chairman and chief executive officer. Winter joined Allstate in 2009 as president and CEO of Allstate Financial and has held senior leadership positions with American International Group, Massachusetts Mutual Life and Connecticut Mutual Life Insurance Company.

“Matt is an exceptional leader. He has been a key to our success in positioning Allstate agencies for profitable growth,” Wilson said. “I’m excited about the opportunity to continue working together to further improve our competitive position.”

To better serve customers, Allstate brand distribution will be organized to enhance the trusted advisor role of Allstate agencies. Western Territory President James A. Haskins will be promoted to executive vice president, Allstate Brand Distribution. Haskins has more than two decades of transformational leadership in the insurance industry. To modernize the operating model, a number of operating activities will be consolidated into one unit, which will be led by Jim DeVries as executive vice president, Allstate Brand Operations. DeVries has successfully led many organizational changes and is currently Allstate’s chief administrative officer.

“I am grateful to be a part of Allstate’s longstanding tradition of providing customers the best overall value in the marketplace through the finest agency system in the industry,” Winter said. “And I am excited to partner with Tom and the rest of our associates in that mission.”

Emerging Businesses

Businesses that serve multiple customer segments and markets will make up the Emerging Businesses organization, which will be led by Don Civgin as president, Emerging Businesses, reporting to Wilson. This organization will include Business-to-Business, Esurance, Answer Financial, annuities and the company’s connected car initiatives. The Business-to-Business organization includes Encompass, Ivantage, Allstate Dealer Services, Allstate Business Insurance, Allstate Roadside Services and Allstate Benefits, and will continue to be successfully led by Kathy Mabe. Civgin is currently president and chief executive officer of Allstate Financial and oversees Esurance. He previously was Allstate’s chief financial officer.

“Allstate has a vast array of growth opportunities, in addition to those available through Allstate agencies. Leveraging their combined strength while maintaining highly focused independent operations will best meet the needs of customers and shareholders,” said Wilson.

Enterprise Technology and Strategic Ventures

Suren Gupta, executive vice president, Allstate Technology & Operations, will take on the role of executive vice president, Enterprise Technology and Strategic Ventures. He will lead the global technology organization and oversee Allstate’s investments in companies that advance its technology-driven customer-focused strategy. Gupta will continue reporting to Wilson.

Harriet Harty to Lead Human Resources

Harriet Harty is being promoted to executive vice president, Human Resources, reporting to Tom Wilson. She has had great success in a wide range of responsibilities within Human Resources in nearly 20 years with Allstate.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, protecting approximately 16 million households from life’s uncertainties through its Allstate, Encompass, Esurance and Answer Financial brand names and Allstate Financial business segment. Allstate is widely known through the slogan “You’re In Good Hands With Allstate®.” The Allstate brand’s network of small businesses offers auto, home, life and retirement products and services to customers in the United States and Canada. In 2013, The Allstate Foundation, Allstate, its employees and agency owners gave $29 million to support local communities. Allstate employees and agency owners donated 200,000 hours of service across the country.

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